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                        DESTINY MEDIA TECHNOLOGIES, INC.

                                  RISK FACTORS

We face risks in executing our business plan and achieving revenues. The following risks are material risks that we face. We also face the risks identified elsewhere in our Annual Report on Form 10-KSB for our fiscal year ended August 31, 2002, including those risks identified under Item 1 - Description of Business, including Competition and Government Regulation, and
Item 6 - Management Discussion and Analysis or Plan of Operations, and in our Quarterly Report on Form 10-QSB for our fiscal quarter ended November 30, 2002. If any of these risks occur, our business and our operating results and financial condition could be seriously harmed.

If We Are Unable To Achieve Additional Financing, Then Our Financial Condition And Our Ability To Continue Our Business Operations Will Be Adversely Affected.

We had a working capital deficit of $649,839 as at November 30, 2002 compared to a working capital deficit of $879,171 as of August 31, 2002. In addition, we had accounts payable and accrued liabilities in the amount of $511,193 as at November 30, 2002, compared to $516,710 as at August 31, 2002. We had a loss from operations of $113,380 for the three months ended November 30, 2002 and a loss from operations of $558,137 for the year ended August 31, 2002. As a consequence of these factors, we require additional financing in order to maintain our existing business operations. We are pursuing additional financing, including equity private placements of our common stock. We currently do not have any arrangements for financing in place. There is no assurance that we will be able to achieve additional financing to fund the operating loss from our business operations and to pay our current liabilities. If we do not raise additional capital, then our financial condition and our ability to continue operations will be adversely affected. If we are successful in completing equity private placements of our common stock, then existing shareholders will experience dilution of their interests in Destiny Media.

If We Are Unable To Increase Our Revenues, Then Our Business And Our Financial Condition Will Suffer.

Our revenues were $291,092 for the quarter ended November 30,2002, compared to $153,093 for the quarter ended November 30, 2001, and were $769,326 for the year ended August 31, 2002 compared to $345,653 for the year ended August 31, 2001. The increase in revenue has been the result of an increase in sales of our Clipstream(TM) software. However, our operating expenses still exceed our revenues. Accordingly, our ability to attain profitability and to decrease our dependence on external financing is contingent upon our ability to increase our revenues. We are working to continue the increase in revenues from sales of our Clipstream(TM) software. In addition, we are launching our Pirate Radio software bundle to the market in the second quarter of fiscal 2003. There is no assurance that we will be able to continue to increase revenues from our Clipstream(TM) software or that the Pirate Radio software bundle will generate revenues in excess of the expenses attributable to the marketing of this product. If we are not successful in increasing revenues, then our ability to achieve profitable operations will be adversely affected.

If  Revenues  From  Our  Clipstream(TM)  Software  Decline,  Then  Our Financial
Condition  And  Results  Of  Operations  Will  Be  Adversely  Affected.

Substantially all of our revenue is generated from sales of our Clipstream(TM) streaming media software. The market for streaming media software is extremely competitive and includes competitors such as Real Networks and Microsoft. Due to this competition, there is a risk that our competitors will gain an increased market share or may cause the price that we are able to charge for Clipstream(TM) software to decrease. Either of these factors could cause our revenue to decrease with the result that our financial condition and operating results would be adversely affected.

If We Are Not Able To Control Our Operating Expenses, Then Our Financial Condition May Be Adversely Affected.

Our operating expenses increased to $404,471 for the three months ended November 30, 2002 from $373,221 for the three months ended November 30, 2001. Our ability to achieve profitability is conditional


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upon  our  ability  to  maintain our operating expenses. There is a risk that we will have to increase our operating expenses in the future. Factors that could cause our operating expenses to increase include our determination to spend more on sales and marketing in order to increase product sales or our determination that more research and development expenditures are required in order to keep our current software products competitive or in order to develop new products for the market. To the extent that our operating expenses increase without a corresponding increase in revenue, our financial condition would be adversely impacted.

If We Are Not Successful In Legal Proceedings Against Us, Then Our Business And Financial Condition Could Be Adversely Affected.

We are currently party to three material legal proceedings, as described in Item 3 of Part I under the heading "Legal Proceedings" of our Annual Report on Form 10-KSB. No amounts have been recorded in our financial statements as at November 30, 2002 on the basis that neither of these claims is currently determinable. If we are not successful in these legal proceedings and are forced to make payments of damages to the plaintiffs, then our business and our financial condition would be adversely affected.

As We Have A History Of Net Losses, There Is No Assurance That We Will Attain Profitability.

We have had net losses since our inception in 1998. We have an accumulated deficit of $3,691,23 as of November 30, 2002. In addition, we incurred a loss for the year ended August 31, 2002 of $377,688 and a loss for the quarter ended November 30, 2002 of $101,244. Our inability to increase our revenues while maintaining reduced operating expenses will cause our history of losses to continue.

Our Success Is Dependent, To A Large Degree, Upon The Efforts Of Mr. Steve Vestergaard, Our Current Executive Officer.

Mr. Vestergaard was the founder of Destiny Software and has been involved in our business operations since our inception. The loss or unavailability of Mr. Vestergaard could have an adverse effect on our business operations and financial condition. We do not maintain key man life insurance policies for Mr. Vestergaard or for any of our other employees. In addition, our continued success is dependent upon our ability to attract and retain qualified personnel in all areas of our business, especially management positions. In the event that we are unable to attract and retain qualified personnel, our business would be adversely affected.

As There Is Substantial Doubt About Our Ability To Continue As A Going Concern, An Investment In Our Common Stock Is Risky.

We have disclosed in the notes to our financial statements that we have incurred recurring losses from operations and that we have a working capital deficiency. Our operations to date have been primarily financed by long term debt and equity transactions. As a result, our future operations are dependent upon the identification and successful completion of additional long term or permanent equity financing, the continued support of creditors and shareholders and, ultimately, the achievement of profitable operations. There can be no assurances that we will be successful in raising or generating additional cash for operations. If we are not successful, then we will be required to reduce operations or liquidate assets. Our auditors have made reference to a substantial doubt about our ability to continue as a going concern in their audit report on our audited financial statements.

Our  Financial  Results  May  Be  Adversely  Impacted  By Currency Fluctuations.

Our revenues are primarily in United States dollars as most of our revenues are generated from sales in the United States. Our operating expenses are primarily in Canadian dollars due to the fact that our operations are located in Vancouver, British Columbia, Canada. An increase in the value of the Canadian dollar in relation to the United States dollar could have the effect of increasing our loss from operations.

If Our Products Are Defective Or Contain Errors, We May Become Subject To Product Liability Claims.

As a result of their complexity, our software products may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing we undertake


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and testing and use by current and potential customers, errors will not be found in new products after commencement of commercial shipments. The occurrence of such errors could result in loss of or delay in market acceptance of our products, which could have a material adverse effect on our business, financial condition and results of operations. Our products also may be vulnerable to break-ins and similar disruptive problems caused by Internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through the computer systems of our customers, which may result in significant liability to us and deter potential customers. The sale and support of our products may entail the risk of liability claims. A product liability claim brought against us could have a material adverse effect on our business, financial condition and results of operations.

Our  Ability  to  Manage  Growth.

Should we be successful in the sales and marketing efforts of our software products, we will experience significant growth in operations. If this occurs, management anticipates that additional expansion will be required in order to continue our product development. Any expansion of our business would place further demands on our management, operational capacity and financial resources. We anticipate that we will need to recruit qualified personnel in all areas of its operations, including management, sales, marketing, delivery, and software development. There can be no assurance that we will be effective in attracting and retaining additional qualified personnel, expanding its operational capacity or otherwise managing growth. In addition, there can be no assurance that our current systems, procedures or controls will be adequate to support any expansion of our operations. The failure to manage growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Risk  of  System  Failure  and/or  Security  Risks.

Despite the implementation of security measures, our network infrastructure could be vulnerable to unforeseen computer problems. Although we believe we have taken steps to mitigate much of the risk, we may in the future experience interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unknown security risks may result in liability to us and also may deter new customers from purchasing our software and services, and individuals from utilizing it. Although we intend to continue to implement and establish security measures, there can be no assurance that measures implemented by us will not be circumvented in the future, which could have a material adverse effect on our business, financial condition or results of operations.

Lack of Established Market for Products and Services; Dependence on Internet and Intranets as Mediums of Commerce and Communications.

The market for our streaming media products and services is new and evolving rapidly. It depends on increased use of the Internet and intranets. If the Internet and intranets are not adopted as methods for commerce and communications, or if the adoption rate slows, the market for our products and services may not grow, or may develop more slowly than expected.

The electronic commerce market is relatively new and evolving. Sales of our products depend in large part on the development of the Internet as a viable commercial marketplace. There are now substantially more users and much more "traffic" over the Internet than ever before, use of the Internet is growing faster than anticipated, and the technological infrastructure of the Internet may be unable to support the demands placed on it by continued growth. Delays in development or adoption of new technological standards and protocols, or increased government regulation, could also affect Internet use. In addition, issues related to use of the Internet and intranets, such as security, reliability, cost, ease of use and quality of service, remain unresolved and may affect the amount of business that is conducted over the Internet and intranets.

Product  Delays  and  Errors.

We have experienced development delays and cost overruns associated with its product development. We may encounter such problems in the future. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our products also may contain undetected errors that could cause adverse publicity, reduced market acceptance of the products, or lawsuits by customers.


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Online  Commerce  Security  Risks.

Online commerce and communications depend on the ability to transmit confidential information securely over public networks. Any compromise of our ability to transmit confidential information securely, and costs associated with the prevention or elimination of such problems, could have a material adverse effect on our business.

International  Operations.

We market and sell our products in the United States, Canada, Europe, Asia, South America, Africa and Australia. As such, we are subject to the normal risks of doing business abroad. Risks include unexpected changes in regulatory requirements, export and import restrictions, tariffs and trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, potential adverse tax consequences, exchange rate fluctuations, increased risks of piracy, limits on the our ability to enforce our intellectual property rights, discontinuity of our infrastructures, limitations on fund transfers and other legal and political risks. Such limitations and interruptions could have a material adverse effect on our business. We do not currently hedge our foreign currency exposures.

Dividend  Policy.

We do not presently intend to pay cash dividends in the foreseeable future, as any earnings, are expected to be retained for use in developing and expanding its business. Our ability to declare dividends will depend on results of operations, cash requirements and future prospects of us and other factors.

The Lack of Assurance That we Will Be Able to Meet Our Future Capital Requirements.

We currently have limited sources of operating cash flows to fund future projects or corporate overhead. We have limited financial resources, and there is no assurance that additional funding will be available. Our ability to continue to operate will be dependent upon our ability to raise significant additional funds in the future.

As Shares of Our Common Stock are Classified as Penny Stock, Investors May Have Difficulty Selling Their Shares.

Our common stock is subject to "penny stock" rules as defined in 1934 Securities and Exchange Act rule 3151-1. The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Our common shares are subject to these penny stock rules. Transaction costs associated with purchases and sales of penny stocks are likely to be higher than those for other securities. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the common shares in the United States and shareholders may find it more difficult to sell their shares.


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